FORM 4

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  _  subject to Section 16.  Form 4 or
     Form 5 obligations may continue.
     See instruction 1(b).
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kornstein                            Don                   R.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

1110 Palms Airport Drive
________________________________________________________________________________
                                    (Street)

Las Vegas                             NV                 89119
________________________________________________________________________________
   (City)                           (State)              (Zip)

Jackpot Enterprises, Inc. (J)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

###-##-####
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

February 2000
________________________________________________________________________________
4.   Statement for Month/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                      Deriv-    of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                  of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date                Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and     (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date     ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ------------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date       Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-      tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable    Date       Title   Shares  5)       4)        4)       4)
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

Option to buy
Common Stock      $9.25                                    09/08/1995 09/08/2004 Common  233,333          233,333    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $9.25                                    09/08/1996 09/08/2004 Common  233,333          233,333    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $9.25                                    09/08/1997 09/08/2004 Common  233,334          233,334    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $10.75                                   09/30/1995 06/30/2000 Common   27,500           27,500    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $10.00                                   09/30/1996 06/30/2001 Common   27,500           27,500    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $11.50                                   09/30/1997 06/30/2002 Common   27,500           27,500    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $ 9.9375                                 09/30/1998 06/30/2003 Common   27,500           27,500    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $ 8.75                                   09/30/1999 06/30/2004 Common   27,500           27,500    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $ 9.00                                   02/29/2000 09/14/2009 Common   15,000           15,000    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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Option to buy
Common Stock      $ 9.00                                   02/29/2000 09/14/2009 Common   15,000           15,000    D
                                                                                 Stock
                                                                                 Par
                                                                                 Value
                                                                                 $.01

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
Explanation of Responses:


/s/ Don R. Kornstein                                           3/09/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.